KEYCO BOND FUND, INC.

27777 Franklin Road, Suite 1630

Southfield, Michigan 48034

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, March 24, 2015

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Keyco Bond Fund, Inc., a Michigan corporation (the “Company”), will be held at the principal executive offices of the Company, 27777 Franklin Road, Suite 1630, Southfield, Michigan 48034, on Tuesday, March 24, 2015, at 10:00 a.m., Detroit time, for the following purposes:

(1) to approve an amendment to the Restated Articles of Incorporation of the Company to give effect to a reverse stock split, a proportionate reduction in the number of authorized shares of Common Stock of the Company, and a proportionate increase in the par value of such shares; and

(2) to transact such other business as may properly come before the meeting or any adjournments thereof.

Information with respect to these matters is set forth in the accompanying Proxy Statement. A special committee appointed by the Board of Directors has fixed the close of business on February 3, 2015 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

Please execute and promptly return the enclosed Proxy (i.e., the green sheet). Your designation of a proxy is revocable and will not affect your right to vote in person in the event you find it convenient to attend the meeting.

By Order of the Board of Directors,

JOEL D. TAUBER
President

Southfield, Michigan

February 27, 2015

KEYCO BOND FUND, INC.

27777 Franklin Road, Suite 1630

Southfield, Michigan 48034

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MARCH 24, 2015

This Proxy Statement and the accompanying form of proxy are to be first mailed on or about February 27, 2015, to all shareholders of record on February 3, 2015, and is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Keyco Bond Fund, Inc., a Michigan corporation (the “Company”), to be used at the Special Meeting of Shareholders to be held at 10:00 a.m., Detroit time, on Tuesday, March 24, 2015, at the principal executive offices of the Company, 27777 Franklin Road, Suite 1630, Southfield, Michigan 48034, and at any adjournments thereof.

Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Shareholders may revoke their proxy by delivery of written notice to the Secretary of the Company at any time prior to the exercise thereof or by signing and returning, prior to the date of the Special Meeting, another proxy that is dated after the date of the first proxy delivered by such shareholder. Proxies may also be revoked by a shareholder attending and voting in person at the meeting. Shares of the Company’s stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy or, if no specification has been made on such proxy, will be voted in favor of the proposal described in this Proxy Statement. The Board of Directors is not aware of any other matters to be presented at the Special Meeting. However, should any other matters properly come before the Special Meeting, the proxy holders will have discretionary authority to vote upon such matters and, in such event, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment. For purposes of determining the number of votes cast with respect to any voting matter, abstentions will not be included. Abstentions are counted only for purposes of determining whether a quorum is present at the Special Meeting. Broker non-votes are not counted for any purpose. A majority of the outstanding shares of the Company, represented in person or by proxy, will constitute a quorum at the meeting.

The Common Stock of the Company is the only class of securities which is entitled to vote at the meeting. As of the close of business on February 3, 2015, the record date for determining shareholders who are entitled to receive notice of and to vote at the meeting, there were 1,267,258 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of stock of the Company is necessary to constitute a quorum.

The cost of soliciting proxies, which may be conducted by mail, telephone, in person or otherwise, will be borne by the Company. The mailing address of the Company’s principal executive offices is 27777 Franklin Road, Suite 1630, Southfield, Michigan 48034.

Copies of the Company’s most recent Annual and Semi-Annual Reports are available to shareholders upon request. If you would like to receive a copy, please contact the Company at 27777 Franklin Road, Suite 1630, Southfield, Michigan 48034 and one will be sent, without charge, by first-class mail.

MATTERS TO COME BEFORE THE MEETING

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF THE COMPANY TO GIVE EFFECT TO A REVERSE STOCK SPLIT, A PROPORTIONATE REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY, AND A PROPORTIONATE INCREASE IN THE PAR VALUE OF SUCH SHARES.

The Board of Directors has resolved to submit to the shareholders for their approval this proposal to approve an amendment to the articles of incorporation of the Company in the form attached hereto as Annex A (the “Amendment”) to implement a reverse stock split at a whole number ratio ranging from 1-for-101 to 1-for-110, at any time prior to August 31, 2015, in each case as determined by the Board of Directors (the “Reverse Stock Split”). Concurrently with the Reverse Stock Split and by means of filing a certificate of amendment to the restated articles of incorporation of the Company in the form of the Amendment, the number of authorized shares of Common Stock and the par value of the Common Stock would each be adjusted in the same proportion as that chosen for the Reverse Stock Split. The proposal also empowers the Board of Directors to abandon the Reverse Stock Split and the Amendment if the Board of Directors determines that doing so would be in the best interests of the Company and its shareholders. If the proposed Amendment is approved by the shareholders and the Board of Directors determines to proceed with the Reverse Stock Split, the ratio will be selected by the Board of Directors prior to the filing of the Amendment with the State of Michigan.

The Board of Directors is requesting that shareholders approve an exchange ratio range, as opposed to a specified exchange ratio, and discretion as to the timing of the Reverse Stock Split and whether to effect it at all in order to give the Board of Directors maximum discretion and flexibility to make a determination about these factors which will maximize the benefit of the proposed actions to the Company and the shareholders. No further action on the part of the shareholders will be required to effect or abandon the Reverse Stock Split. If the Reverse Stock Split is abandoned, the related amendment of the articles of incorporation, the reduction in the number of authorized shares of the Company and the adjustment of par value of the Company’s shares of Common Stock would also be abandoned.

In selecting the Reverse Stock Split ratio, our board of directors may take into account the volume of the Common Stock, administrative convenience, simplicity and prevailing general market and economic conditions. The Board of Directors will not select a split ratio that is not a whole number, such as 1 for 105.5.

Pursuant to the laws of the State of Michigan, any amendment to the restated articles of incorporation of the Company generally must be proposed by the Board of Directors and approved by the shareholders. The Board of Directors has approved a form of the Amendment to effect the Reverse Stock Split and the related proportionate decrease in the number of authorized shares of Common Stock and the increase in the par value thereof, and is submitting the proposed Amendment to shareholders for approval. Approval by shareholders holding a majority of shares outstanding and entitled to vote at the meeting is necessary in order to approve the Amendment. Approval by shareholders of the proposed Amendment will also constitute a grant of discretionary authority to determine the exact ratio of the Reverse Stock Split, the timing of the Reverse Stock Split and whether to abandon the Reverse Stock Split and related Amendment and reduction in authorized shares and the increase in the par value thereof in the event the Board of Directors determines that doing so would be in the best interests of the Company and its shareholders.

Reasons for the Reverse Stock Split

The primary reasons for authorizing the Reverse Stock Split are to reduce the administrative costs pertaining to shareholders whose holdings of Common Stock represent a relatively small investment in the Company, primarily the costs associated with issuing dividend checks, and to provide a way for those shareholders to redeem their investments for cash.

As of the close of business February 3, 2015, there were 1,267,258 shares of common stock of the Company (“Common Stock”) issued and outstanding, which shares are held by 106 shareholders. Of the 1,267,258 shares of Common Stock issued and outstanding, 1,264,408 shares are held by 17 shareholders, while the remaining 89 shareholders hold only a total of 2,850 shares. Based on the estimated quarterly dividends of $0.17 per share declared by the Board of Directors for the year ending September 30, 2015, these 89 shareholders would be entitled to average quarterly dividend checks of $5.44. Administrative costs for the issuance of these checks are notable and include a bank printing charge of $10.00 per check, which cost is incurred by the Company. Further, some shareholders of the Company with relatively small holdings of shares have been unresponsive to communication from the Company and do not cash the quarterly dividend checks issued by the Company.

The Board of Directors has determined that it is in the best interest of the Company to reduce the administrative costs associated with dividend issuance and payment and maintenance of shareholder relations. In furtherance of this objective, the Board of Directors has approved the proposed Reverse Stock Split.

The Board of Directors is not requesting approval of the Reverse Stock Split in connection with any plan by the Company to cease to be a reporting company under the Securities Exchange Act of 1934, and the Company expects to remain a reporting company following the consummation of the Reverse Stock Split.

Possible Disadvantages of the Reverse Stock Split

Shareholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio selected by the Board of Directors will receive cash (without interest) in lieu of such fractional shares. As a result, shareholders who own fewer than 101 shares of Common Stock will cease to be shareholders following the Reverse Stock Split effective date, and shareholders who own from 102 and 109 shares of Common Stock may cease to be shareholders of the Company following the Reverse Stock Split effective date. Additionally, the higher value of shares of Common Stock and the lower number of shareholders thereof after the effective date of the Reverse Stock Split may make it more difficult for remaining shareholders to transfer shares of Common Stock. Further information about the payment of cash in lieu of fractional shares may be found under the “Fractional Shares” heading below.

Effects of the Reverse Stock Split

General. If the Reverse Stock Split is approved and implemented, the principal effects will be to decrease the number of outstanding shares of the Company’s Common Stock based on the Reverse Stock Split ratio selected by the Board of Directors and to proportionately adjust the number of authorized shares of the Common Stock and the par value thereof. The Reverse Stock Split will not affect the registration of the common stock under the Securities Exchange Act of 1934, meaning the Company will remain a registrant subject to its reporting requirements. Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Stock Split and all shares will remain fully paid and nonassessable. Holders of 109 or fewer shares before the Reverse Stock Split who hold less than a full share of Common Stock after the effective date will be cashed out as a result of holding a fractional share.

Implementation of Reverse Stock Split. The Reverse Stock Split would become effective at 5:00 p.m. on the day that a certificate of amendment in the form of the Amendment is filed with the State of Michigan. It is expected that this filing would take place promptly following a determination by the Board of Directors to effect the Reverse Stock Split, assuming the shareholders have approved the proposed Amendment. However, the exact timing of the filing of the Amendment will be determined by the Board of Directors based on its evaluation as to when and if such action is in the best interests of the Company and its shareholders. If the Board of Directors fails to implement the Reverse Stock Split by August 31, 2015, further shareholder approval would be required prior to implementing the Reverse Stock Split.

The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Amendment, the Board of Directors, in its sole discretion, determines that it is in the best interests of the Company and its shareholders to abandon the Reverse Stock Split and the Amendment. Factors that may lead the Board of Directors to abandon the Reverse Stock Split include, among other things, comments from the Company’s shareholders indicating their belief that implementation of the Reverse Stock Split would not be in the best interests of the Company and its shareholders. If a determination to abandon the Reverse Stock Split is made by the Board of Directors, then the Company’s shareholders would be notified by written transmittal and in the Company’s subsequent quarterly, semi-annual or annual report filed with the SEC on Form N-Q or Form N-CSR, respectively.

If the Board of Directors determines to proceed with the Reverse Stock Split, then upon the effectiveness of the Reverse Stock Split, each certificate representing shares of Common Stock immediately before such effectiveness, which we refer to as “Old Shares,” will be deemed for all corporate purposes to evidence ownership of a reduced number of post-Reverse Stock Split shares, which we refer to as “New Shares.” As soon as practicable after the effective date, shareholders will be notified that the Reverse Stock Split has been effected. The Company will act as its own exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Company certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No New Shares and no cash in lieu of fractional shares will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Company following the effective date. Any Old Shares submitted for transfer will automatically be exchanged for New Shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Effect on Authorized but Unissued Shares of Common Stock

The Company is currently authorized to issue up to a total of 3,000,000 shares of Common Stock. Concurrently with the Reverse Stock Split, the filing of the proposed Amendment would decrease the authorized shares of Common Stock by the same ratio as the Reverse Stock Split (rounded down to the nearest whole number).

The table below shows the number to which authorized shares of Common Stock will be reduced resulting from the listed hypothetical Reverse Stock Split ratios indicated below:

Reverse Stock Split Ratio	Number of Authorized Shares of Common Stock following the Reverse Stock Split
1 for 101	29,702
1 for 102	29,411
1 for 103	29,126

1 for 104	28,846
1 for 105	28,571
1 for 106	28,301
1 for 107	28,037
1 for 108	27,777
1 for 109	27,522
1 for 110	27,272

The actual number of authorized shares of Common Stock after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board of Directors.

Effect on Par Value

If and when the Board of Directors elects to effect the Reverse Stock Split and the number of authorized shares of Common Stock is proportionately reduced (as discussed above), the par value of each share of Common Stock (currently $0.02 per share) will be proportionately increased. The increase in par value would be effected by the filing of the Amendment, as discussed above. The table below shows the par value to which shares of Common Stock will be increased resulting from the listed hypothetical Reverse Stock Split ratios indicated below:

Reverse Stock Split Ratio	Par Value per share of Common Stock following the Reverse Stock Split
1 for 101	$2.02
1 for 102	$2.04
1 for 103	$2.06
1 for 104	$2.08
1 for 105	$2.10
1 for 106	$2.12
1 for 107	$2.14
1 for 108	$2.16
1 for 109	$2.18
1 for 110	$2.20

The actual par value of each share of Common Stock after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board of Directors.

Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Stock Split. Shareholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio selected by the Board of Directors will receive cash (without interest) in lieu of such fractional shares in an amount in an amount equal to the product of (a) the quotient of (i) the total net asset value of the Company as set forth in the Company’s internally-prepared financial statements for the quarter-end, semi-annual or year-end financial statements most recently filed by the Company with the Securities and Exchange Commission as of the effective date of the Reverse Stock Split, divided by (ii) the number of shares of Common Stock of the Company issued and outstanding immediately prior to the filing of the Amendment with the State of Michigan (the “Effective Time”), such quotient to be multiplied by (b) the product of (i) an amount equal to the denominator of the ratio approved by the Board of Directors for application in connection with the Reverse Stock Split; multiplied by (ii) the fraction of one share of Common Stock of the Company owned by the shareholder immediately after Effective Time. Shareholders who own their shares in certificate form will receive such cash payment in lieu of fractional shares following the surrender of their certificates representing Old Shares for certificates representing New Shares. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. As a result of this treatment, shareholders who own less than 110 shares of Common Stock may cease to be shareholders following the effective date of the Reverse Stock Split.

Shareholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed from the Company after the Reverse Stock Split becomes effective may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, shareholders otherwise entitled to receive such funds, but who do not receive them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid and the Company will have no further liability for any such funds.

Effect on Shareholders

Shareholders will receive a transmittal letter from the Company as soon as practicable after the effective date of the Reverse Stock Split. The transmittal letter will contain instructions on how to surrender certificate(s) representing Old Shares to the Company. Upon receipt of a shareholder’s properly completed and executed letter of transmittal and either his, her or its certificate(s) representing Old Shares or a properly executed affidavit of lost certificate attesting to the fact that such certificate(s) has or have been lost, then the shareholder will be issued a certificate representing the appropriate number of New Shares. If a shareholder is entitled to a payment in lieu of any fractional share interest, then payment will be made as described above under “Fractional Shares.”

Shareholders who hold fewer Old Shares at Effective Time than the denominator of the Reverse Stock Split ratio selected by the Board of Directors shall not receive any New Shares but shall instead receive payment in lieu of their fractional share interest of New Shares as described above under “Fractional Shares.”

No New Shares will be issued and no payment in lieu of any fractional share interest will be made to any shareholder until such shareholder surrenders his, her or its outstanding certificate(s) or a properly executed affidavit of lost certificate attesting to the fact that such certificate(s) has or have been lost, together with the properly completed and executed letter of transmittal, to the Company.

SHAREHOLDERS ARE HEREBY INSTRUCTED NOT TO SEND ANY SHARE CERTIFICATES NOW. SHAREHOLDERS SHOULD SEND CERTIFICATES ONLY AFTER RECEIPT OF A LETTER OF TRANSMITTAL FROM THE COMPANY.

No Appraisal Rights

Under applicable Michigan law, shareholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and the Company will not independently provide shareholders with any such right.

Accounting Matters

Concurrently with the consummation of the Reverse Stock Split, the par value of each share of Common Stock will be adjusted in proportion to the Reverse Stock Split ratio. As a result, the stated capital attributable to Common Stock, the additional paid-in capital account and other components of capital on our balance sheet will be adjusted to reflect the Reverse Stock Split. If the Reverse Stock Split is implemented, reported per share net income or loss would be proportionately higher because there will be fewer shares of Common Stock outstanding and all share and per share information in our financial statements will be restated to reflect the Reverse Stock Split for all periods presented in our future filings.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to the Company and to shareholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those consequences discussed below.

This general summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to shareholders in light of their particular circumstances or to shareholders that may be subject to special tax treatment under the Code, including, without limitation: (i) shareholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign shareholders or U.S. shareholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the Common Stock in connection with employment or other performance of services; (xi) dealers and other shareholders that do not own their shares of Common Stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or “IRS,” regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH SHAREHOLDER.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a shareholder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of the Common Stock, as discussed below. A shareholder’s aggregate tax basis in the shares of the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the Common Stock), and such shareholder’s holding period (i.e., acquired date) in the shares of the Common Stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, provide detailed rules for allocating the tax basis and holding period of the shares of the Common Stock surrendered to the shares of the Common Stock received pursuant to the Reverse Stock Split. Shareholders who acquired their shares of Common Stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A shareholder who receives cash in lieu of a fractional share of the Common Stock pursuant to the Reverse Stock Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the reverse stock split and then as having received cash in exchange for the fractional share and generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the shares of the Common Stock surrendered that is allocated to such fractional share of the Common Stock. Such capital gain or loss should be long term capital gain or loss if the holder’s holding period for the common stock surrendered exceeded one year at the Effective Time.

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of the Common Stock pursuant to the Reverse Stock Split. In addition, shareholders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the shareholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

FURTHER INFORMATION

Directors and Executive Officers of the Company

From October 1, 2013 through July 1, 2014, the Board of Directors of the Company consisted of Mark E. Schlussel, David K. Page, Thomas E. Purther, Ellen T. Horing and Michael Pullman. Mr. Page passed away on July 1, 2014 and his seat remained vacant until Steve Milgrom was appointed to the Board of Directors on September 8, 2014. There have been no changes to the composition of the Board of Directors since September 8, 2014. The executive officers of the Company are Joel D. Tauber (President since October 1995), Ellen T. Horing (Treasurer since March 2003) and Thomas E. Purther (Secretary since March 2003).

Security Ownership of Management

The following table presents information regarding beneficial ownership of the Company’s shares by each member of the Board of Directors of the Company, by the executive officers of the Company, and by all directors and executive officers of the Company as a group as of February 3, 2015. Except as indicated in the table and footnotes below, each person exercises sole voting and investment power with respect to such shares.

Name of Beneficial Owner	Shares of Common Stock BeneficiallyOwned	Percentage Owned
Joel D. Tauber	197,169(1)	15.6%
Ellen T. Horing	53,477(2)	4.2%
Thomas E. Purther	39,915(3)	3.1%
Michael Pullman	1,000(4)	0.1%
Mark E. Schlussel	none	0.0%
Steve Milgrom	none	0.0%
All executive officers and directors as a group	238,084	18.8%

(1)	Includes 131,329 shares held in various trusts pursuant to which Mr. Tauber and Ms. Shelby M. Tauber are co-trustees with voting and investment powers. Does not include 12,857 shares held by Mr. Tauber’s wife, as to which shares he disclaims any beneficial ownership.
(2)	These shares are held in a trust for the benefit of Ms. Horing. Ms. Shelby M. Tauber and Mr. Joel D. Tauber serve as co-trustees of such trust with voting and dispositive powers.
(3)	15,200 of these shares are held by Keywell Partners, LLC, a limited liability company of which Mr. Purther is a member and co-manager. 24,715 of these shares are held in a trust for the benefit of Mr. Purther; Ms. Barbara J. Keywell (formerly Ms. Barbara J. Purther) serves as the sole trustee of such trust with voting and dispositive powers.
(4)	These shares are held in a trust for the benefit of Mr. Pullman; Mr. Pullman serves as a co-trustee of such trust with voting and dispositive powers.

Principal Shareholders

The following table sets forth certain information concerning those persons who were, on February 3, 2015, believed by the Company to be beneficial owners of more than 5% of the outstanding shares of the Company’s Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Shelby M. Tauber 150 East 69th Street Apt. 27H	226,904	Shares as to which Ms. Tauber exercises sole voting and investment powers
New York, NY	131,329	Shares held in various trusts pursuant to which Ms. Tauber and Joel D. Tauber are co-trustees with voting and investment powers

	358,233		28.3%

Barbara J. Keywell 2200 Tottenham Bloomfield Hills, MI	238,682	Shares as to which Ms. Keywell exercises sole voting and investment powers
	90,395	Shares held in various trusts pursuant to which Ms. Keywell is sole trustee with voting and investment powers

	329,077		26.0%

Gail A. Dishell 26721 Carol Franklin, MI	251,644	Shares as to which Ms. Dishell exercises sole voting and investment powers	19.9%

Joel D. Tauber 27777 Franklin Rd. Suite 1630	65,840		Shares as to which Mr. Tauber exercises sole voting and investment powers
Southfield, MI	131,329		Shares held in various trusts pursuant to which Mr. Tauber and Shelby M. Tauber are co-trustees with voting and investment powers

	197,169	[1]		15.6%

Lisa J. Pullman 32360 Scenic Lane Franklin, MI	130,940		Shares as to which Ms. Pullman exercises sole voting and investment powers	10.3%

Carol E. Dishell 1241 W. Dickens Chicago, IL	86,945		Shares as to which Ms. Dishell exercises sole voting and investment powers	6.9%

[1]	Does not include 12,857 shares held by Mr. Tauber’s wife, as to which he disclaims any beneficial ownership.

Registered Independent Public Accountants

A representative of Grant Thornton LLP, the registered indpendent public accountants appointed to audit the financial statements of the Company for the fiscal year ending September 30, 2015, is not expected to be present at the special meeting.

Communications with Directors

Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Keyco Bond Fund, Inc., 27777 Franklin Road, Suite 1630, Southfield, Michigan, 48034, Attn: Presiding Director (or any individual director). The Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is directed. The Secretary is authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

Other Matters and Shareholder Proposals

At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their judgment on such matters.

Shareholder proposals intended to be presented at the 2015 annual meeting which are eligible for inclusion in the Company’s proxy statement for that meeting under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Company at its principal executive offices no later than July 24, 2015. Shareholder proposals intended to be presented at the 2015 annual meeting which are not eligible for inclusion in the Company’s proxy statement for that meeting under Rule 14a-8 are considered untimely under Rule 14a-5 promulgated under the Exchange Act unless received by the Company at its principal executive offices no later than October 7, 2015, and the Company expects the persons named as proxies for the 2015 annual meeting to use their discretionary voting authority with respect to any proposal considered untimely at the 2015 annual meeting.

Southfield, Michigan

February 27, 2015

ANNEX A

CERTIFICATE OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: Keyco Bond Fund, Inc.

2. The identification number assigned by the Bureau is: 112758

3. Effective at 5:00 p.m. on the date of filing of this Certificate of Amendment with the State of Michigan (the “Effective Time”), Article III of the Restated Articles of Incorporation is hereby amended and restated to read as follows:

“The total authorized capital stock of the corporation is [            ]1 shares of common stock, [            ]2 par value per share.

Effective at the Effective Time, every [            ]3 outstanding shares of common stock of the corporation will be combined and converted into and automatically become one fully paid and nonassessable share of outstanding common stock of the corporation (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. All shares that are held by a shareholder as of the effectiveness hereof shall be aggregated and each fractional share resulting from the Reverse Stock Split after giving effect to such aggregation shall be cancelled. Shareholders who otherwise would be entitled to receive fractional shares of common stock of the corporation shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the product of (a) the quotient of (i) the total net asset value of the corporation as set forth in the corporation’s internally-prepared financial statements for the [quarter/semi-annual/year]-ended [            ]4,

[1]	NOTE: A whole number equal to 3,000,000 divided by the denominator of the ratio approved by the Board of Directors for application in connection with the Reverse Stock Split, less any fractional share.
[2]	NOTE: An amount equal to $0.02 multiplied by the denominator of the ratio approved by the Board of Directors for application in connection with the Reverse Stock Split, which amount shall be rounded to the nearest tenth of a cent.
[3]	NOTE: A whole number from 101 to 110 to be determined by the Board of Directors following shareholder approval.
[4]	NOTE: The date of the corporation’s quarter-end, semi-annual or year-end financial statements most recently filed by the Company with the Securities and Exchange Commission as of the Effective Date.

divided by (ii) the number of shares of common stock of the corporation issued and outstanding immediately prior to Effective Time, such quotient to be multiplied by (b) the product of (i) [            ]5; multiplied by (ii) the fraction of one share of common stock of the corporation owned by the shareholder immediately after Effective Time. Each certificate that immediately prior to the Effective Time represented shares of common stock of the corporation (“Old Certificate”) shall thereafter represent that number of shares of common stock of the corporation into which the shares of common stock of the corporation represented by the Old Certificate shall have been combined and converted pursuant to the Reverse Stock Split, subject to the elimination of fractional share interests as described above.

4. The foregoing amendment to the Restated Articles of Incorporation proposed by the board was duly adopted on the             day of             , 2015 by the shareholders at a special meeting of shareholders, where the necessary votes were cast in favor of the amendment, in accordance with Section 611(3) of the Michigan Business Corporation Act.

Signed this             day of             , 2015

By:
Joel D. Tauber
President

Name of person remitting fees:

Dykema Gossett PLLC

Preparer’s name and business telephone number:

Gregory M. Wright, Esq.

312-627-2483

[5]	NOTE: An amount equal to the denominator of the ratio approved by the Board of Directors for application in connection with the Reverse Stock Split

KEYCO BOND FUND, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Special Meeting of Shareholders to be held Tuesday, March 24, 2015

The undersigned shareholder hereby appoints JOEL D. TAUBER and GAIL A. DISHELL, or either of them, proxies with the power of substitution to vote, as designated below, all shares of Common Stock which the undersigned may be entitled to vote at the Special Meeting of the Shareholders to be held on Tuesday, March 24, 2015, at 10:00 a.m., Detroit time, or at any adjournment thereof, on the following matters described in the Proxy Statement dated February 27, 2015.

PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY TO GIVE EFFECT TO A REVERSE STOCK SPLIT, A PROPORTIONATE REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY, AND A PROPORTIONATE INCREASE IN THE PAR VALUE OF SUCH SHARES:

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the proposal.

The undersigned instructs the proxies to vote as specified in the proxy on the matters described in the Proxy Statement dated February 27, 2015. Proxies will be voted as instructed.

Authority is also granted to such proxies to vote in their discretion upon any other business which may properly come before the meeting. If no specification is made, proxies will vote in favor of the management proposal described herein.

Receipt is hereby acknowledged of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated February 27, 2015. The undersigned ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Dated: , 2015

Signature

Signature

Please sign exactly as your name appears on your stock certificate. If your stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. Return this completed proxy to: Keyco Bond Fund, Inc., 27777 Franklin Road, Suite 1630, Southfield, MI 48034.